Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT AND RELEASE

This Transition and Separation Agreement and Release ("Agreement") is made by and between Xencor, Inc. (the "Company"), and Paul Foster ("Employee") (collectively referred to herein as the “Parties”), effective as of the date last executed below (the “Effective Date”).

WHEREAS, Employee is employed by the Company and Employee and the Company have mutually agreed to separate therefore such employment is being terminated;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.Termination and Transition Period.  Employee's employment will terminate October 31, 2019 (which date is expected to be during the Company’s search to hire a Chief Medical Officer), or earlier as mutually agreed upon by the Parties or otherwise provided herein (such date, the “Termination Date”).  Between the date of this Agreement and the Termination Date, Employee will remain an employee of the Company to provide transition services and support (the “Transition Period”).  Employee acknowledges that his employment with the Company shall irrevocably and forever end on the Termination Date and will not be resumed at any time. In addition, in the event the Parties mutually agree in writing to a thirty (30) day extension of the Termination Date (the “Extended Termination Date”), during the time period between the Termination Date and the Extended Termination Date, the Company shall pay Employee 110% of his base salary at the rate in effect as of the Termination Date, and the Employee will continue to participate in all employee benefits program sponsored by the Company and in which he was enrolled as of the Termination Date.

2.Effective Dates.  Except as otherwise provided herein, this Agreement shall initially be effective on the eighth calendar day after it has been executed by the Employee (the “Initial Effective Date”), unless the Agreement has been timely and properly revoked as provided in Section 10. Upon the Employee’s re-execution of this Agreement following the Termination Date or Extended Termination Date, this Agreement shall become finally effective on the eighth calendar day after it has been re-executed by the Employee (the “Final Effective Date”), unless the Agreement has been timely and properly revoked as provided in Section 10.

3.Transition Services, Benefits, and Salary.  During the time period from the Effective Date through the Termination Date or Extended Termination Date (the “Transition Period”), Employee will continue to provide services to the Company as Senior Vice President, Chief Medical Officer, following all policies and procedures of the Company as specified in the Company’s employee manual, trading policy and procedures, and compliance manual.  In addition, Employee’s services will include transitioning the clinical development, biometrics, and clinical operations functions to the new Chief Medical Officer and helping that person transition into his or her role.  During the Transition Period, Employee’s base salary will continue, paid on the Company’s regular payroll dates, and Employee will continue to participate in all employee benefits programs sponsored by the Company in which Employee was enrolled as of Initial Effective Date.  Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date or Extended Termination Date, whichever is applicable, Employee will no longer be eligible for, receive, accrue, or participate in any benefits or benefit plans provided by the Company, including, without limitation, the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Employee’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the applicable plan documents.

4.Final Wages.  On the Termination Date,  or the Extended Termination Date,  whichever is applicable, the Company will pay Employee the unpaid portion of his annual salary and for all accrued, unused vacation time, less required tax withholdings and authorized deductions, earned through the applicable date.  Employee shall submit a final expense report within five (5) business days of the Termination Date or Extended Termination Date, whichever is applicable, and any outstanding expenses will be reimbursed pursuant to the Company’s expense policy.

5.Separation Benefits.  Although the Company otherwise is not obligated to do so, in exchange for Employee’s covenants and releases herein, and provided that the Employee re-executes this Agreement after the Final Effective Date and allows it to become irrevocable as specified in Section 10 below, the Company will provide Employee with the following Separation Benefits.:

a.Severance Pay.  A separation payment in the gross amount of six hundred thirty thousand two hundred eighty six dollars ($630,286), less required tax withholdings and authorized deductions (“Separation Payment”), which is equal to twelve (12) months of the Employee's base salary at the rate in effect as of the Termination Date plus the Employee’s maximum eligible annual bonus. The Separation Payment will be paid to the Employee in a one-time lump-sum payment as soon as administratively practical following the Final Effective Date.

b.Healthcare Coverage.  Provided that Employee timely elects COBRA health insurance continuation coverage, the Company will pay one hundred percent of the premium cost of such coverage for a period of twelve (12)  months following the end of his or her coverage through the Company, or until Employee becomes eligible for group health insurance coverage offered by another employer, or until such time as Employee is no longer eligible for COBRA continuation coverage, whichever comes first (the “Coverage Payment”). In the event Employee become covered under another employer's group health plan or otherwise ceases to be eligible for COBRA, Employee must immediately notify the Company of such event. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on Employee’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Employee’s behalf, the Company will pay Employee a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Employee’s payment of COBRA premiums. Employee understands and acknowledges that his receipt of the Coverage Payment or Special Severance Payment is expressly conditioned on his allowing the Agreement to become irrevocable pursuant to Section 10.

c.Equity.  The Employee and the Company hereby acknowledge that, pursuant to the terms of the Company’s equity incentive plans (the "Plans") and/or under any stock option agreement between the Employee and the Company, no options or shares subject to options granted to the Employee (“Employee Options”) that are unvested as of the Termination Date shall vest or become exercisable at any time after the Termination Date.

Notwithstanding the foregoing, if this Agreement becomes irrevocable by Employee as of the Final Effective Date, and provided that Employee continues to be available at reasonable times and under reasonable conditions to consult through the end of the original vesting schedule of each such Employee Option, then each Employee Option that was granted to Employee prior to the date of this Agreement (1) shall continue to vest through the end of its original vesting schedule as if Employee remained in continuous service with the Company following the Final Effective Date, provided that each such Employee Option shall become fully vested and exercisable upon a Change in Control (as defined in the Company’s 2013 Equity Incentive Plan) during such time and (2) may be exercised by the Employee until its original expiration date (the “Extended Post-Termination Exercise Period”).  Pursuant to the tax rules governing “incentive stock options”, the Extended Post-Termination Exercise Period may immediately cause any Employee Options to cease to qualify as “incentive stock options” and by executing this Agreement, Employee agrees to such treatment.  The Employee confirms that he has read and understood the terms and conditions of the Plans and his stock option agreement(s), and understands his responsibility contained therein, including the expiration of the right to exercise any such stock options.  Except for the continued vesting, potential vesting acceleration and Extended Post-Termination Exercise Period described above, nothing in this Agreement is intended to supersede or modify the terms and conditions of the Company’s Plans or any agreements issued in connection with those Plans.

d.Insider Trading.  Employee understand and agrees that in the event this Agreement becomes irrevocable by Employee as of the Final Effective Date, his obligation to abide by the Company insider trading policy and/or window period policy continues and survives for a period of three (3) months after the Final Effective Date.

e.Acknowledgements.  Employee understands and acknowledges that he would not be entitled to receive the Separation Benefits in this Section 5 absent the execution of the releases contained herein and his compliance with all obligations in this Agreement, and that the payment of these benefits is made strictly without the admission of any liability.  In addition, Employee understands acknowledges that no Separation Benefits will be paid by the Company if Employee resigns prior to the Termination Date, fails to report to work as required during the Transition Period,  fails to properly transition work duties, or revokes this Agreement prior to the Final Effective Date pursuant to Section 10.

Employee hereby acknowledges and states that Employee has read this Agreement, that this Agreement is written in language which is understandable to Employee, that Employee fully appreciates the meaning of the terms of this Agreement, and that Employee enters into this Agreement freely and voluntarily.

6.Acknowledgement of Total Compensation and Indebtedness.  The Employee acknowledges and agrees that, other than the cash payment in Section  5 of this Agreement, Employee has received all compensation, benefits, or other obligations owed to him (including, but not limited to salary, bonus, or other incentive compensation),  any and all obligations for monies, or other compensation or benefits that the Employee has earned or could have earned him as a result of his employment by the Company (including the termination of that employment) through the Termination Date or Extended Termination Date, whichever is applicable, including any bonus compensation.

7.Tax Consequences.  The Employee acknowledges that (a) the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement or otherwise, with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code, and (b) he has or will consult with his own tax advisors as to any such tax consequences.

8.Release of Claims.

a.Release.  Except as otherwise expressly provided in this Agreement, the Employee, for himself or herself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the "Employee's Affiliates") hereby fully and without limitation releases  and forever discharges the Company, its parents, affiliates, subsidiaries, predecessors, successors, and benefit plans, agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, trustees, administrators, successors and assigns (collectively, the "Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Employee or any of the Employee's Affiliates has or may have or may claim to have against the Releasees by reason of any matter, cause, or thing whatsoever, prior to and including the date Employee signs this Agreement ("Claims"), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, remuneration, or termination of the Employee by any of the Releasees, the Employee's tenure as an employee of the Company, and any agreement or compensation arrangement between the Employee and the Releasees  to the maximum extent permitted by law. The Employee specifically and expressly releases any Claims arising out of or based on: the Dodd-Frank Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, as amended; and the California Labor Code including sections 201, et seq., any other provisions of the California Labor Code; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress and all as may be amended from time to time; any and all claims arising out of any other laws and regulations relating to employment or employment discrimination, including any and all claims for attorneys' fees and costs; tort,  breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule or regulation dealing with the employment relationship.  The only claims not released by this Agreement are claims that cannot be released as a matter of law.

Employee agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.   Employee understands and agrees that this Release extinguishes all claims by Employee whether known or unknown and foreseen or unforeseen.

b.Governmental Agencies.  Notwithstanding the release of claims language set forth in this Section  8, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

c.Excluded Claims.  Nothing contained in this Section  8 or any other provision of this Agreement shall release or waive (i) any right that the Employee has to indemnification, advancement and/or reimbursement of expenses (including reasonable attorneys’ fees) by the Company with respect to which Employee may be eligible as provided in the Company’s Certificate of Incorporation, Bylaws and/or Delaware law, and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, including any employment agreement, or any other applicable source; (ii) any rights which are not waivable as a matter of law; (iii) any claims for breach of this Agreement; and (iv) claims for payment under group health coverage for medical care, dental care, and prescriptions; workers’ compensation claims; short-term disability benefit claims; or claims for physical injury, emotional injury, or pain and suffering damages arising from Title VII of the Civil Rights Act, Section 504 of the Rehabilitation Act, the Americans with Disabilities Act, retaliation claims under the ADEA, or state laws against employment discrimination.

9.Civil Code Section 1542.  The Employee understands and agrees that the release of claims provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected. Employee expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any other equivalent statute.  California Civil Code Section 1542 (or similar state statutes), provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY..

Employee fully understands that if any fact, with respect to any matter, covered by this Release is found hereafter to be other than or different from the facts now believed by him to be true, he expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in the facts.

10.Acknowledgment of Waiver of Claims under ADEA.

Employee further acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act  (“OWBPA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Initial Effective Date or Final Effective Date (as applicable) of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that (a) he has the right to and should consult with an attorney prior to executing this Agreement (although he may execute this Agreement voluntarily earlier); (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this

Agreement to revoke the Agreement by sending a written notice to the Company to the attention of General Counsel, Xencor, Inc., 111 West Lemon Avenue, 2nd Floor, Monrovia, CA 91016.

11.No Filings.  The Employee warrants that as of the date of execution of this Agreement, he has not commenced, filed, participated in, offered testimony, or assisted any investigation, hearing, or whistleblower proceeding before any federal, state, or local government agency relating to the Releasees.  In addition, to the maximum extent permitted by law, Employee agrees that if any lawsuits or claims, charges or complaints are made against the Company or the other Releasees with any local, state or federal agency or court, Employee shall not be entitled to recover any individual monetary relief or other individual remedies, and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or any agency purports to bring any legal proceeding, in whole or in part, on behalf of the Employee based upon events occurring prior to the execution of this Agreement, the Employee will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.  Employee further warrants that he has disclosed, or will disclose prior to the execution of this Agreement, any and all known or suspected violations of law.  Such disclosure must include how he has firsthand knowledge of the known or suspected violation.  If Employee previously reported such known or suspected violation, such disclosure must also include who the violation was previously reported to and how such violation has not been cured.  The Employee also agrees that to the maximum extent allowed by law he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company or the other Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding.  This Section 11 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 10 of this Agreement.

12.Confidentiality.  The Employee acknowledges that during the course of or related to his employment with the Company he was provided access and during his continuing employment will be provided certain confidential and/or proprietary information regarding the Company and its business that is not generally known outside of the Company and that would not otherwise have been provided to him (collectively, “Confidential Information”).  Confidential Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets; inventions; processes; formulae; programs; technical data; financial information; research and product development; marketing and advertising plans and strategies; customer identities, lists, and confidential information about customers and their buying habits; confidential information about prospects, suppliers, vendors, and key employees; personal information relating to the Company’s employees; mailing and email lists; and any other confidential or proprietary information relating to the Company’s business.   The Employee agrees that Confidential Information is the sole property of the Company.  The Employee further agrees that he will not disclose to any person or use any such Confidential Information except as necessary for the performance of his continuing duties to the Company without the written consent of the Company’s Board of Directors.  If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Confidential Information, or if he is contacted by any third person requesting such information, he will notify the Company’s General Counsel or, if none, a person serving in a similar position as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof.  Any other agreement between the Employee and the Company for the protection of confidential and proprietary information remains in effect, and in the event that any provision of this Section 12(a) conflicts with any provision in such other agreement, the terms and provisions of the agreement providing the greatest protection to the Company shall control.

Notwithstanding the confidentiality obligations set forth in this Section 12 or elsewhere in this Agreement, the Employee understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Employee further understands that if a court of law or arbitrator determines that he misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 12(c), then the Company may be entitled to an award of exemplary damages and attorneys' fees against him.

13.Return of Equipment and Materials. Employee shall return any and all Company files, materials, property and equipment (without retaining either electronically stored or physical copies thereof) upon the Termination Date or upon the Company’s earlier request unless otherwise provided with written permission from an authorized representative of the Company,  To the extent that it is subsequently determined that Employee has failed to comply with Company policies with respect to appropriate records retention, has failed to return equipment or has otherwise destroyed, mutilated, removed, compromised or stolen any Company property of any kind, including customer and project files, the Company’s obligations to provide payment of the Separation Payment or further reimburse Employee for appropriate expenses shall terminate.  To the extent Company property has been removed, damaged or destroyed Employee may be reported to law enforcement authorities for appropriate legal action.

14.Proprietary Information and Inventions Agreement and/or Non-Disclosure Agreement.  Employee acknowledges, is reminded of, and affirms his agreement to abide by the terms and conditions of all previously executed Proprietary Information and Inventions Agreement and/or a Non-Disclosure Agreement (together the “Confidentiality Agreement”) between the Parties.  Employee further agrees and understands that he may not disclose to any person or entity any confidential information, whether directly or indirectly, or use or misuse such information in any way.  Employee shall promptly return all confidential and proprietary information in his possession to the Company on or before the Termination Date or Extended Termination Date, whichever is applicable.

15.Cooperation.  As long as there is no conflict between Employee's legal interests and those of the Company, Employee agrees that he shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which Employee, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation including, but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, (ii) acting as the Company's representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful information or testimony relevant to the investigation or litigation. Company agrees to reimburse Executive's reasonable expenses incurred for his cooperation under this Section 15.

Employee also agrees to cooperate with the Company and its counsel in connection with any matters relating to the Company in which Employee has been compelled, by subpoena or other compulsory, to testify or produce documents. Employee shall notify the Company’s General Counsel or, if none, a person serving in a similar position within 48 hours of receiving such notice and agrees to (i) meet with the Company's representatives and attorneys (ii) provide the attorneys with any documents requested, and (iii) prepare for any appearance with the Company's attorneys.

Employee, at his own expense, may retain his own counsel, in lieu of or in addition to, the Company's counsel. Employee's appointment of his own counsel shall in no way interfere with his obligation to cooperate with the Company as described herein.

Nothing in this Agreement shall be construed to preclude Employee from cooperating with any lawful governmental investigation.

16.No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of all claims.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

17.Governing Law.  This Agreement shall be governed by the laws of the State of California, without giving effect to principles of conflict of laws.

18.Non-Disparagement.  Employee agrees not to disparage the Company, its current and former officers, directors, managers, members, partners, employees, shareholders, investors, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage Employee in any manner likely to be harmful to his business reputation or personal reputation.  Nothing in this Section 18 or this Agreement will be interpreted or construed to prevent Employee from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of an investigation by any federal, state, or local government agency.  In addition, nothing in this Section 18 or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation.

19.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.No Representations.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

21.Arbitration.  The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Monrovia, California, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 21 shall not restrict actions for equitable relief by the Company for violation of Sections 12 and 14 of this Agreement.

22.Attorneys’ Fees.  Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

23.Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.  Such provision shall be modified by the court so as to be rendered enforceable, insofar as possible, and consistent with the intent of the Parties to all remaining portions of the Agreement.

24.Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter hereof, and supersedes and replaces any and all prior agreements and understandings, whether oral or written, concerning the subject matter hereof, except for any Confidentiality Agreement, which Employee agrees and understands shall survive the termination of his employment.  Parole evidence shall be inadmissible to show agreement by and between the Parties as to any term or condition contrary to or in addition to the terms and conditions hereof.  Any and all such prior agreements and understandings with respect to the subject matter herein, including agreements for compensation, including bonuses and commissions, are also hereby terminated and of no further force and effect, and Employee hereby expressly disclaims any and all rights in connection with any previous agreements, if any, whether oral or written.

25.No Oral Modification.  This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer of the Company.

26.Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

27.Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  Employee acknowledges that: (a) he has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement and of the releases it contains; (d) is fully aware of the legal and binding effect of this Agreement; and understands that he must re-execute this Agreement on or after the Termination Date or Extended Termination Date, whichever is applicable, for it to be effective.

28.Assignment.  This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns.  The Company may assign its rights under this Agreement, but the Employee’s rights under this Agreement are not assignable, except to his estate.

29.Notice.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by email; or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Employee:                Paul Foster
PO Box 8010
Rancho Santa Fe, CA 92067
Email: pfostermd@san.rr.com

If to the Company:                 Xencor, Inc.
111 West Lemon Avenue, 2nd Floor

Monrovia, CA 94583
Attn:  General Counsel
Email: jcasciani@xencor.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above.  Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by email during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by email at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine.  Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

June 21, 2019	By
Bassil I. Dahiyat
Chief Executive Officer

Dated:	By

Re-executed on the Extended Termination Date:

Dated:	By